Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee 212-460-4111
May 11, 2020

CON EDISON ANNOUNCES CHANGE TO LOCATION OF ANNUAL MEETING OF STOCKHOLDERS TO A VIRTUAL-ONLY FORMAT

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) will hold its annual meeting of stockholders (the “Annual Meeting”) in a virtual-only meeting format on Monday, May 18, 2020, at 10:00 a.m. Eastern Daylight Time (“EDT”).
As part of Con Edison’s effort to maintain a safe and healthy environment at its Annual Meeting and to protect the well-being of its employees and stockholders, after taking into account the guidance and protocols issued by public health authorities and federal, state and local governments regarding the novel coronavirus disease, COVID-19, Con Edison has decided to host its Annual Meeting by means of a virtual-only format this year at www.meetingcenter.io/249286494. Con Edison has designed the virtual Annual Meeting to offer the same participation opportunities as an in-person meeting.

Attendance at the virtual Annual Meeting is limited to holders of Con Edison Common Stock on March 23, 2020, the record date, the authorized representative (one only) of an absent stockholder, and invited guests of management.

Registered holders of Con Edison Common Stock (i.e., stockholders who hold shares through Con Edison’s transfer agent, Computershare) and holders of Con Edison Common Stock through the Con Edison Stock Purchase Plan (the “Stock Purchase Plan”) do not need to register in advance to attend the virtual Annual Meeting. To be admitted to the virtual Annual Meeting at www.meetingcenter.io/249286494, registered holders and Stock Purchase Plan holders must enter the control number found with their proxy materials and the password ED2020. Beneficial holders of Con Edison Common Stock (i.e., stockholders who hold shares through a broker, bank, or other financial institution), must register in advance to attend, vote, and submit questions or comments at the virtual Annual Meeting. To register to attend the virtual Annual Meeting, beneficial stockholders must submit proof of proxy power (i.e, legal proxy) reflecting their Con Edison Common Stock holdings along with their name and e-mail address to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than 5:00 p.m. EDT, on Wednesday, May 13, 2020. Registration confirmation will be provided by e-mail from Computershare.

Further information regarding the virtual Annual Meeting and voting, as well as information on how to ask questions or submit comments may be found in Con Edison’s Proxy Statement filed with the U.S. Securities and Exchange Commission on April 6, 2020.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $13 billion in annual revenues and $59 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.